SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into on ______________, 2019 at Kemp House, 152 - 160 City Road, London EC1V 2NX, United Kingdom, by and between:

  The Subscriber                                    ____________________________________________

The Company                                      LOVARRA, Nevada Corporation

The undersigned agreed to the following:

1.NUMBER OF SHARES & PRICE

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase ______________ Shares of the Common Stock of LOVARRA (the "Company"), for a purchase price of $______________, or $0.015 per Share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned Subscriber shall either: (i) enclose herewith a certified or official bank check payable to the Company or (ii) transmit by wire transfer the amount of the Capital Commitment. The Company shall deposit all proceeds received for the Subscription in its account at JP Morgan Chase Bank pending acceptance of the Subscription.

2.ACKNOWLEDGEMENTS

The undersigned Subscriber acknowledges that he/she has received a copy of the Registration Statement (Prospectus) of the Company, dated ______________, 2019 filed with the Securities and Exchange Commission with respect to the offer and sale of the Shares of Common Stock being purchased. The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment but have relied solely on its own advisors.

The undersigned Subscriber further acknowledges that although the Shares of Common Stock being purchased from the Company are registered securities under the U.S. Securities Act of 1933, as amended, there may be restrictions on the resale of the shares imposed by the particular state law where the undersigned resides or in a jurisdiction outside of the United States. Accordingly, the undersigned will not offer to sell nor sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

The undersigned Subscriber understands that an investment in the Shares is a speculative investment, which involves a high degree of risk and the potential loss of his entire investment. The undersigned is further aware that no federal or state agency has:

1)made any finding or determination as to the fairness of this investment; or

2)made any recommendation or endorsement of the shares or the Company; or

3)guaranteed or insured any investment in the Shares or any investment made by the Company.

The undersigned understands that the price of the Common Stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company. The undersigned agrees and acknowledges that it has read all the information contained in the Registration Statement received, including without limitation, the Risk Factors contained therein.

IN WITNESS WHEREOF

the parties have duly affixed their signatures on ______________, 2019.

Name in which Securities are to be registered:

Number of Shares to be purchased:

Address of Subscriber:

Signature of Subscriber:

Accepted by the Company:	LOVARRA
Signature of Representative: